THIRD RESTATED
CERTIFICATE OF INCORPORATION
OF
POTLATCH CORPORATION

Potlatch Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.The date of the filing of the original Certificate of Incorporation of Potlatch Holdings, Inc. with the Secretary of State of the State of Delaware was September 9, 2005.  A Restated Certificate of Incorporation of Potlatch Holdings, Inc. was filed with the Secretary of State of the State of Delaware on February 3, 2006.  A Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 2006 (“Second Restated Certificate”).

2.This Third Restated Certificate of Incorporation amends, restates and integrates the provisions of the Second Restated Certificate and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “GCL”), was duly adopted by the Board of Directors in accordance with Section 242 of the GCL.

3.Pursuant to Section 103(d) of the GCL, this Third Restated Certificate of Incorporation shall be effective at 5:00 p.m., Eastern Standard Time, on Tuesday, February 20, 2018.

4.The text of the Second Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

First:	The name of the corporation is PotlatchDeltic Corporation.

Second: The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. Its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To engage in, do and transact a lumber, plywood, building materials, pulp, paper and forest products business in any and all its branches; to buy, or otherwise acquire and sell or otherwise dispose of, and in any manner deal in, with, and process trees, logs, lumber, timber, wood, wood fibers, pulps, paper, bark and products of the forests, of any and all kinds, and the chemical components thereof in any and all states, in any form or condition, whether felled, standing or growing, and in any and all worked, built, manufactured or made shapes, articles or structures, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which the corporation shall have authority to issue is one hundred four million (104,000,000). Of said shares, one hundred million (100,000,000) shall be common stock with a par value of one dollar ($1) per share and four million

(4,000,000) shares shall be preferred stock without par value.

I.	AUTHORIZATION OF BOARD OF DIRECTORS TO ESTABLISH SERIES OF PREFERRED STOCK AND FIX CONSIDERATION THEREFOR.

The Board of Directors is hereby expressly authorized, within the limitations and restrictions stated herein from time to time, by resolution:

a.to divide the preferred stock into series;

b.to fix the consideration for which such preferred stock shall be issued;

c.to determine the voting powers of each such series;

d.to determine and fix the number of shares which will constitute any such series and the distinctive designation of each series;

e.to make any such series of stock subject to redemption at such time or times and at such price or prices as shall be stated and expressed in such resolution;

f.to determine whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of such series, and the terms and provisions relative to the operation thereof;

g.to fix the rights of the holders of stock of each series of preferred stock to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution and whether payable in preference to, or in relation to, the dividends payable on any other class or classes of stock or other series of the same class and whether cumulative or noncumulative as shall be so stated and expressed;

h.to fix the rights of the holders of the stock of each series upon the dissolution of, or upon any distribution of the assets of, the corporation;

i.to make any series of preferred stock convertible or automatically converted into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of the stock of the corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in such resolution;

j.to determine whether or not the shares of any series shall be subject or entitled to any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions which shall be stated and expressed in such resolution and which shall not be inconsistent with the terms and provisions of this Section Fourth.

II. RANK.

Each series of preferred stock shall have such preferences as to dividends and assets and amounts distributable on liquidation, dissolution or winding up or otherwise as shall be declared by such resolution or resolutions establishing such series.

III. DIVIDENDS.

a.The holders of preferred stock shall be entitled to receive cash dividends when and as declared by the Board of Directors at such rate per share per annum, cumulatively if so provided, and with such preferences, as shall have been fixed by the Board of Directors, and not more, before any dividends shall be declared or paid upon or set apart for, the common stock or any other class of stock ranking junior thereto and such dividends on each series of preferred stock shall cumulate, if at all, from and after the dates fixed by the Board of Directors with respect to such cumulation. Unpaid cumulated dividends shall bear no interest.

b.If dividends on any shares of preferred stock are not declared in full, then such dividends as are declared shall be declared ratably on all shares of stock of each series of equal preference in proportion to the respective unpaid cumulative dividends, if any, to the end of the then current dividend period. No ratable distribution shall be made with respect to any series until cumulative dividends in full have been declared and paid on any series standing senior in preference.

c.Unless dividends on all outstanding shares of preferred stock having cumulative dividend rights shall have been fully paid for all past quarterly dividend periods, and the full dividends thereon for the quarterly dividend period current at the time shall have been paid or declared and funds set apart therefor, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in common stock) shall be paid upon or declared or set apart for the common stock.

d.Subject to the foregoing provisions, the Board of Directors may declare and pay dividends on the common stock, to the extent permitted by law.

IV. LIQUIDATION OR DISSOLUTION.

a.In the event of any liquidation or dissolution or winding up of the corporation (hereafter referred to as “liquidation”) the holders of preferred stock shall be entitled to receive in cash, out of the assets of the corporation, full payment of the applicable liquidation preference fixed for each series pursuant to Section I above, together with unpaid cumulative dividends thereon to the date of liquidation, and no more.

b.If upon liquidation the assets of the corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the preferential amounts payable to the holders of preferred stock, then all such assets shall be distributed ratably among the holders of all shares of stock of each series of equal preference in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. No ratable distribution shall be made with respect to any series until distributions in full have been paid to the holders of all series standing senior in preference.

c.After satisfaction of the preferential requirements of the preferred stock upon any liquidation of the corporation, the holders of common stock shall be entitled to share ratably in the distribution of all remaining assets of the corporation available for distribution.

d.A consolidation or merger of the corporation with or into any other corporation or corporations or the sale or conveyance (whether for cash, securities or other property) of all or substantially all of the assets of the corporation as an entirety, shall not be deemed or construed to be a liquidation of the corporation for the purpose of the foregoing provisions of this Section IV.

V. VOTING RIGHTS.

a.A holder of the common stock shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders for each share of the common stock held of record by such holder as of the record date for such meeting.

b.The holders of each series of preferred stock shall have such voting rights, if any, as shall be provided for in the resolution or resolutions of the Board of Directors establishing such class or series.

VI. RESTRICTIONS ON OWNERSHIP AND TRANSFER OF EQUITY STOCK

1. DEFINITIONS.  For the purpose of this Section VI and Article Thirteenth, the following terms shall have the following meanings (references to sections shall be to sections of this Section VI):

“Aggregate Stock Ownership Limit” means not more than nine and eight-tenths percent (9.80%) of the aggregate value of the outstanding shares of any class or series of Capital Stock, with such percentage being subject to adjustment pursuant to Sections 2.7(c) and (d). In applying this Section VI, any questions as to value shall be resolved by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Beneficial Owner” means, with respect to any shares of Capital Stock, (i) any Person who owns such shares, whether directly or indirectly, (ii) any Person for whose benefit such shares are held through a nominee, (iii) any Person who would be treated as the owner of such shares through the application of Section 544 of the Code, as modified by Section 856(h) of the Code, including, without limitation, interests that are issuable by the corporation pursuant to options, warrants or conversion rights, (iv) any Person who would be considered a beneficial owner of such shares for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (v) any Person who exercises “investment discretion,” within the meaning of Rule 13f-1(b) under the Exchange Act, with respect to such shares. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings. All shares of Capital Stock Beneficially Owned by a Person, regardless of the form which such Beneficial Ownership takes, shall be aggregated in calculating the number of shares Beneficially Owned by such Person.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the corporation, including, without limitation, common stock and preferred stock.

“Charitable Beneficiary” means one or more beneficiaries of a Trust as determined pursuant to Section 3, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. References herein to particular sections of the Code shall be deemed to include applicable successor provisions to such sections.

“Constructive Ownership” means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including indirect ownership through a nominee), including, without limitation, interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Event” shall have the meaning set forth in Section 2.1(b)(1).

“Excepted Holder” means any Beneficial Owner or Constructive Owner of Capital Stock for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 2.7.

“Excepted Holder Limit” means the limit established by the Board of Directors pursuant to Section 2.7, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors and subject to adjustment pursuant to Section 2.7. An Excepted Holder Limit may be expressed, in the discretion of the Board of Directors, as one or more percentages or numbers of shares of Capital Stock of the corporation, and may apply with respect to one or more classes or series of Capital Stock, or to all classes or series of Capital Stock in the aggregate.

“Initial Date” shall mean the effective time of the merger of Potlatch Corporation with and into Potlatch Operating Company pursuant to that certain Agreement and Plan of Merger, dated as of September 19, 2005, by and among Potlatch Corporation, Potlatch Holdings, Inc. and Potlatch Operating Company.

“Market Price” on any date means, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” means the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted or trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, an association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Owner” means, with respect to any purported Transfer or Event, any Person who, but for the provisions of Section 2.1, would Beneficially or Constructively Own, additional shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Restriction Termination Date” means the first day after the Initial Date on which the Board of Directors determines pursuant to Article Thirteenth that it is no longer in the best interests of the corporation to attempt to, or continue to, qualify as a REIT, or that compliance with each of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock as set forth herein is no longer required.

“Transfer” means any direct or indirect sale, transfer, conveyance, gift, assignment, devise or other disposition by a Person, other than the corporation, that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Capital Stock including, without limitation (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. For avoidance of doubt, the term Transfer shall not include the grant of an option by the corporation or the issuance of Capital Stock by the corporation and shall not include any Transfer which does not involve a transfer of securities within the meaning of the General Corporation Law of Delaware as in effect from time to time (“Delaware Law”). The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Treasury Regulations” means the regulations promulgated by the Secretary of the Treasury under the Code.

“Trust” means any charitable trust to which Sections 2.1(b) and 3 refer.

“Trustee” means a Person unaffiliated with the corporation and a Prohibited Owner, that is appointed by the corporation to serve as trustee of a Trust.

“Widely Held Investment Company” means (i) a corporation (a) that is a “publicly offered regulated investment company” within the definition of section 67(c)(2)(B)(i)(I) or (II) of the Code, and (b) that is not a “personal holding company” within the definition of section 542 of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) and (ii) any other Person to the extent that such Person Beneficially Owns shares of Capital Stock also Beneficially Owned by a corporation described in the preceding clause (i).

“Widely Held Investment Company Ownership Limit” means not more than twenty percent (20%) of the aggregate value of the outstanding shares of any class or series of Capital Stock, with such percentage being subject to adjustment pursuant to Sections 2.7(c) and (d).

2.RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK.

2.1Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

(a)	Basic Restrictions.

(1)No Person other than an Excepted Holder or a Widely Held Investment Company shall Beneficially Own shares of Capital Stock equal to or in excess of the Aggregate Stock Ownership Limit.

(2)No Widely Held Investment Company that is not an Excepted Holder shall Beneficially Own shares of Capital Stock equal to or in excess of the Widely Held Investment Company Ownership Limit.

(3)No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(4)No Person shall Constructively Own shares of Capital Stock to the extent that such Constructive Ownership would result in the corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the corporation from such tenant would cause the corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

(5)No Person shall Transfer any Beneficial Ownership or Constructive Ownership of Capital Stock, if, as a result of such Transfer, the Capital Stock would be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(6)No Person shall Constructively Own shares of Capital Stock to the extent such Constructive Ownership of Capital Stock would result in the corporation not being a “domestically held REIT” within the meaning of Section 897(h) of the Code.

(7)No Person shall Beneficially Own shares of Capital Stock to the extent such

Beneficial Ownership of Capital Stock would result in the corporation being “pension-held” within the meaning of Section 856(h)(3)(D) of the Code.

(b)	Transfer in Trust.

(1)If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or other event not constituting a Transfer (an “Event”) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of any provision of Section 2.1(a): (i) then that number of shares of Capital Stock the Beneficial or Constructive Ownership of which would otherwise cause such violation (rounded to the nearest whole share) shall be automatically transferred to one or more Trusts for the benefit of a Charitable Beneficiary, as described in Section 3, effective as of the close of business on the Business Day prior to the date of such Transfer or Event, and such Person shall acquire no rights in such shares; or (ii) if the transfer to the Trust or Trusts described in clause (i) above would not be effective for any reason to prevent the violation of Section 2.1(a), then the Transfer of that number of shares of Capital Stock that otherwise would cause a violation of any provision of Section 2.1(a) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(2)In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 2.1(b) and Section 3, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 2.1(b)), and to the extent not inconsistent therewith, on a pro rata basis.

(3)To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 2.1(b), a violation of any provision of Section 2.1(a) would nonetheless be continuing, then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 2.1(a).

2.2Remedies for Breach. If the Board of Directors shall at any time determine in good faith that a Transfer or Event has taken place that results in a violation of Section 2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 2.1(a) (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Event, including, without limitation, causing the corporation to redeem shares, refusing to give effect to such Transfer on the books of the corporation, or instituting proceedings to enjoin such Transfer or Event; provided, however, that any Transfer or attempted Transfer or Event in violation of Section 2.1(a) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer or Event shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

2.3Notice of Restricted Transfer. Any Person who, by way of either a Transfer or an Event, acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock that will or may violate Section 2.1(a), and any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 2.1(b), shall in each such case immediately give written notice to the corporation of such event, or in the case of such a proposed or attempted transaction or Event, give at least 15 days’ prior written notice, and shall provide to the corporation such other information as the corporation may request in order to determine the effect, if any, of such Transfer on the corporation’s status as a REIT.

2.4Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)every Beneficial Owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations) of the outstanding shares of any class or series of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the corporation such additional information as the corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit or the Widely Held Investment Company Ownership Limit, as applicable; and

(b)each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the corporation such information as the corporation may request, in good faith, in order to determine the corporation’s status as a REIT or for other tax or compliance reasons.

2.5Remedies Not Limited. Subject to Article Thirteenth and except as provided in Section 2.7(d), nothing contained in this Section 2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the corporation and the interests of its stockholders in preserving the corporation’s status as a REIT, including lowering the Aggregate Stock Ownership Limit.

2.6Ambiguity. In the case of an ambiguity in the interpretation of any of the provisions of this Section VI, the Board of Directors shall have the power to determine the application of the provisions of this Section VI with respect to any situation based on the facts known to it. In the event that this Section VI requires an action by the Board of Directors and this Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken. Any references contained in this Section VI to the Board of Directors shall include any duly authorized committee thereof.

2.7Exceptions.

(a)The Board of Directors may, subject to such terms, conditions, representations and undertakings as it shall determine in its sole discretion, except a Person (prospectively or retroactively) from the application of any one or more of the provisions of Section 2.1(a); or (ii) establish an Excepted Holder Limit applicable to such Person; in each case, provided that such exception does not (A) result in the corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), or otherwise cause the corporation to fail to qualify as a REIT or (B) cause the Capital Stock to be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code). Any violation or deemed violation of any such terms, conditions, representations or undertakings (or other action which is contrary the restrictions contained in Sections 2.1 through 2.6) will result in such Person, and any Capital Stock that such Person may Beneficially or Constructively Own, or in which it may otherwise hold any direct or indirect interest, being subject to the provisions of Section 2.1(b).

(b)Prior to granting any exception pursuant to Section 2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable.

(c)Except as otherwise provided in Section 2.7(d), the Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder (1) with the written consent of such Excepted Holder, or (2) pursuant to the terms and conditions of any agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit with respect to a class or series of Capital Stock shall be reduced to a percentage less than the Aggregate Stock Ownership Limit or Widely Held Investment Company Ownership Limit, as the case may be, that is then applicable.

(d)The Board of Directors may, in its sole discretion, (i) establish an Excepted Holder Limit applicable to one or more particular Excepted Holders in accordance with this Section 2.7, or (ii) increase (A) the Excepted Holder Limit then applicable to one or more particular Excepted Holders, (B) the Aggregate Stock Ownership Limit, or (C) the Widely Held Investment Company Ownership Limit. The Board of Directors also may reduce the Excepted Holder Limit then applicable to one or more particular Excepted Holders, the Aggregate Stock Ownership Limit, or the Widely Held Investment Company Ownership Limit if such reduction is, in the judgment of the Board of Directors, necessary or desirable in enabling the corporation to qualify as a REIT; provided, however, that an appropriate exception is granted pursuant to this Section 2.7 in respect of the pre-existing Beneficial or Constructive Ownership of Capital Stock by any Person that would otherwise exceed the Aggregate Stock Ownership Limit, Widely Held Investment Company Ownership Limit, or applicable Excepted Holder Limit as so reduced, if such Person has complied with the terms of all previously applicable ownership limitations and information requirements prescribed herein.

2.8Written Notice or Legend.

(a)Except as provided in the next sentence, within a reasonable time after the issuance or transfer of uncertificated stock of the corporation, the corporation shall send or cause to be sent to the registered owner thereof a written notice stating substantially the following:

The shares held in book-entry form evidenced by this statement are subject to certain ownership limitations and restrictions on transfer, as provided in the Certificate of Incorporation of the Corporation, and subject to such terms, conditions and exceptions as set forth therein. A copy of the Certificate of Incorporation of the Corporation may be obtained from the Corporation without charge. A violation of these provisions could result in the shares evidenced by this statement being transferred to a trust for the benefit of a charitable beneficiary, or in a purported sale or other transfer of these shares being void.

Instead of the foregoing statement, the written notice may state that the corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.

(b)Except as provided in the next sentence, each certificate issued after the Initial Date for shares of Capital Stock shall bear substantially the following legend, or such other form of legend as determined by the Board of Directors:

The shares represented by this certificate are subject to certain ownership limitations and restrictions on transfer, as provided in the Certificate of Incorporation of the Corporation, and subject to such terms, conditions and exceptions as set forth therein. A copy of the Certificate of Incorporation of the Corporation may be obtained from the Corporation without charge. A violation of these provisions could result in the shares represented hereby being transferred to a trust for the benefit of a charitable beneficiary, or in a purported sale or other transfer of these shares being void.

Instead of the foregoing legend, the certificate may state that the corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.

3. TRANSFER OF CAPITAL STOCK IN TRUST.

3.1Ownership in Trust. Upon any purported Transfer or Event described in Section 2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to a Trustee as trustee of such Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Event that results in the transfer to the Trust pursuant to Section 2.1(b). The Trustee shall be appointed by the Board of Directors and shall be a Person unaffiliated with the corporation and the applicable Prohibited Owner. Each Charitable Beneficiary shall be designated by the Board of Directors as provided in Section 3.6.

3.2Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. Except to the extent expressly provided herein, the Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions, and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

3.3Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the corporation that the shares of Capital Stock have been transferred to the trustee for the benefit of the Charitable Beneficiary; provided, however, that if the corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section VI, until the corporation has received notification that shares of Capital Stock have been transferred into a Trust, the corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

3.4Sale of Shares by Trustee. Within 90 days of receiving notice from the corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate any of the ownership restrictions set forth in Section 2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the Transfer or Event causing the shares to be held in a Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the Transfer or Event that caused the shares to be held in the Trust and (2) the price per share received by the Trustee (net any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3.4, such excess shall be paid to the Trustee upon demand.

3.5Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of an Event or if the Prohibited Owner did not give value for the shares in connection with the Transfer causing the shares to be held in trust, the Market Price at the time of such Event or Transfer) and (ii) the Market Price on the date that the corporation, or its designee, accepts such offer. The corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 3.4. Upon such a sale to the corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and the Charitable Beneficiary in the manner provided in Section 3.4.

3.6Designation of Charitable Beneficiaries. By written notice to the Trustee, the corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in any Trust created pursuant to this Section 3 such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 2.1(a) in the hands of such Charitable Beneficiary.

4.NYSE TRANSACTIONS. Nothing in this Section VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Section VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section VI.

5.ENFORCEMENT. The corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section VI.

6.NON-WAIVER. No delay or failure on the part of the corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Fifth: Election of Directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

Sixth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the corporation, without any action on the part of the stockholders, by the affirmative vote of at least a majority of the entire Board of Directors, which shall include the affirmative vote of at least one director from each class of the Board of Directors if the Board shall then be divided into classes. The By-Laws may also be altered, amended or repealed by the affirmative vote of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class; provided, however, that the affirmative vote of the holders of shares representing only a majority of the shares of the corporation entitled to vote in the election of directors, voting as one class, shall be required if such alteration, amendment or repeal of the By-Laws has been previously approved by the affirmative vote of at least two thirds (2/3) of the entire Board of Directors of the corporation.

Seventh:

A. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of Delaware Law, cannot be eliminated.

B.

i.The corporation shall, to the fullest extent permitted by Delaware Law, indemnify any person (the “Indemnitee”) who is or was involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that Indemnitee is or was a director, officer or employee of the corporation, or is or was serving another entity in such capacity at the request of the corporation, against all expenses and liabilities actually and reasonably incurred by Indemnitee in connection with such Proceeding.

ii.The right to indemnification conferred by this Article Seventh shall be presumed to have been relied upon by Indemnitee and shall be enforceable as a contract right. The corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by Delaware Law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article Seventh or in any such contract.

iii.Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Article Seventh and the corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any expenses incurred by Indemnitee in connection with any Proceeding, consistent with the provisions of Delaware Law.

C.Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of any director or any Indemnitee existing at the time of such repeal or modification.

D.The amendment or repeal of this Article Seventh shall require the approval of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class.

Eighth:

A.The affirmative vote of not less than eighty percent (80%) of the outstanding shares of the corporation entitled to vote shall be required, except as otherwise expressly provided in paragraph B of this Article Eighth, in order for any of the following actions or transactions to be effected by the corporation, or approved by the corporation as stockholder of any subsidiary of the corporation, if, as of the record date for the determination of the stockholders entitled to vote thereon or consent thereto, any Prior Holder (as hereinafter defined) beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the corporation entitled to vote:

(i)any merger or consolidation of the corporation or any of its subsidiaries with or into such Prior Holder, or

(ii)any sale, lease, exchange or other disposition of all or any substantial part of the assets of the corporation or any of its subsidiaries to or with such Prior Holder, or

(iii)the issuance or delivery of any voting securities of the corporation or any of its subsidiaries to such Prior Holder in exchange for cash, other assets or securities, or a combination thereof, or

(iv)any dissolution or liquidation of the corporation.

B.The vote of stockholders specified in paragraph A of this Article Eighth shall not apply to any action or transaction described in such paragraph, if the Board of Directors of the corporation shall have approved the action or transaction before direct or indirect beneficial ownership or control of five percent (5%) or more of the outstanding shares of stock of the corporation entitled to vote is acquired by the Prior Holder.

C.For the purpose of this Article Eighth and guidance to the Board of Directors for the purpose of paragraph D hereof, (a) “Prior Holder” shall mean any corporation, person or entity other than the corporation or any of its subsidiaries; (b) a Prior Holder shall be deemed to own or control, directly or indirectly, any outstanding shares of stock of this corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity (x) with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation or (y) which is its “affiliate” or “associate” as those terms were defined on September 16, 2005 in the General Rules and Regulations under the Securities Exchange Act of 1934; (c) “outstanding shares of the corporation entitled to vote” and “voting securities” shall mean such shares as are entitled to vote in the election of directors, considered as one class; and (d) “subsidiary” or “subsidiaries” shall mean any corporation of which the corporation owns, directly or indirectly, fifty percent (50%) or more of the voting stock.

D.The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article Eighth, on the basis of information then known to the Board of Directors, (i) who shall constitute a Prior Holder, (ii) whether any Prior Holder beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the corporation entitled to vote, or is an “affiliate” or an “associate” (as defined above) of another, and (iii) whether any proposed sale, lease, exchange or other disposition involves a substantial part of the assets of the corporation or any of its subsidiaries. Any such determination by the Board shall be conclusive and binding for all purposes.

Ninth:

A.The business and affairs of the corporation shall be managed by a Board of Directors consisting of not less than seven (7) nor more than fifteen (15) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors, other than those directors elected by the holders of any series of preferred stock as provided for or fixed pursuant to the provisions of Article Fourth of this Restated Certificate of Incorporation, shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2006, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2007, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2008. At each succeeding annual meeting of stockholders, a number of directors equal to the number of directors whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

B.Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Directors chosen pursuant to any of the foregoing provisions shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires and until their successors are duly elected and have qualified or until their earlier resignation or removal. Additional directorships resulting from an increase in the number of directors pursuant to paragraph A of this Article Ninth shall be apportioned among the three classes as equally as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.Any director or the entire Board of Directors may be removed only for cause.

Tenth: No action required or permitted to be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Eleventh: The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the corporation and its subsidiaries operate or are located and on any of the businesses and properties of the corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered, in relation to the then current market price for the corporation’s outstanding shares of capital stock, but also in relation to the then current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the corporation (including the unrealized value of its properties and assets) as an independent going concern.

Twelfth: The amendment or repeal of Articles Sixth, Eighth, Ninth, Tenth and Eleventh of this Restated Certificate of Incorporation shall require the approval of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class.

Thirteenth: The corporation shall seek to elect and maintain status as a REIT under Sections 856-860 of the Code (as defined in Section VI of Article Fourth). The Board of Directors shall use its reasonable best efforts to cause the corporation to satisfy the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its stockholders; however, if the Board of Directors determines that it is no longer in the best interests of the corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Section VI of Article Fourth is no longer required for REIT qualification.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Michael J. Covey, its Chairman and Chief Executive Officer, and attested by Lorrie D. Scott, its Corporate Secretary, this 20th day of February, 2018.

By:/s/ Michael J. Covey

Michael J. Covey,

Chairman and Chief Executive Officer

ATTEST:

/s/ Lorrie D. Scott

Lorrie D. Scott,

Corporate Secretary